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                                                                    Exhibit 99.1






                 Immediate                             Richard E. Staedtler
                                                       Castle Energy Corporation
                                                       (610) 992-9900


                    CASTLE ENERGY AGREES TO MERGE INTO DELTA


         King of Prussia, PA, November 8, 2005 -- Castle Energy Corporation(1) (Nasdaq: CECX) (the "Company") announced today that it had entered into a merger agreement with Delta Petroleum Corporation (Nasdaq: DPTR) ("Delta").

         Pursuant to the Merger Agreement the Company will merge into a subsidiary of Delta, Delta will be the surviving Company and the Company's shareholders will receive 8,500,000 shares of Delta's common stock for their shares of the Company's common stock (7,305,360 shares diluted). Since the Company already owns 6,700,000 shares of Delta, the merger entails Delta effectively issuing an additional 1,800,000 shares. This represents an exchange ratio of approximately 1.164 shares of Delta for each share of the Company's stock. The merger is designed to be a tax-free exchange for shareholders of both Delta and the Company. In addition, the Company's officers and directors and the estate and family of the Company's founder, Joseph L. Castle II, have agreed to vote in favor of the merger.

         The closing of the merger is subject to approval by the Company's shareholders, regulatory agencies, legal opinions and other terms and conditions. Both the Company and Delta face a stipulated penalty of up to $5,000,000 for voluntarily terminating the merger. The target date for consummation of the merger is February 28, 2006, although circumstances and procedures may delay or accelerate that date.

         Mr. Sidney F. Wentz, Chairman of the Company's Board of Directors, indicated that a merger with Delta was the most favorable of the alternatives available to the Company. Mr. Wentz also stated that the merger was not possible until the Company had settled its litigation with Chevron, which it settled for $5,750,000 in September 2005.

         Mr. Richard E. Staedtler, Chief Executive Officer, reiterated the Castle directors' opinion that the Company was not of sufficient size to remain a public company given the costs of regulatory compliance and the decreasing probability that the Company could significantly increase its size by buying oil and gas reserves on favorable terms in the current high-price energy environment.

         This material is not a substitute for the prospectus/proxy statement that Delta and Castle will file with the Securities and Exchange Commission ("SEC"). Investors are urged to read the prospectus/proxy statement which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to the Company.

         Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, litigation risks, tax risks, risks related to the public market for the Company's stock, as well as general business risks. Please refer to the Company's Securities and Exchange Commission filings for additional information.


(1) Castle Energy Corporation is not affiliated with Castle Oil Corporation.